Exhibit (a)(4)

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:    The charter of Western Asset Middle Market Income Fund Inc., a Maryland corporation (the “Corporation”), is hereby amended (a) to insert a new Article IX and (b) to renumber existing Article IX as Article X, which renumbered Article X will also be amended, as follows:

ARTICLE IX

LIMITED TERM OF EXISTENCE

(1)    The Corporation shall have a limited period of existence and shall cease to exist at the close of business on December 30, 2022, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on December 30, 2022, if the Corporation has not liquidated and wound up its business and affairs, the directors shall become trustees of the Corporation’s assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, including, without limitation, full power to collect and distribute the Corporation’s assets, to apply them to the payment, satisfaction and discharge of existing debts and obligations of the Corporation, including necessary expenses of liquidation and to distribute the remaining assets among the stockholders, but in no event with lesser powers than the powers granted by such subtitle granted under the Maryland General Corporation Law as of the date of incorporation of the Corporation.

(2)    The Board of Directors may, to the extent it deems it appropriate, adopt a plan of termination at any time during the twelve months immediately preceding December 30, 2022, which plan of termination may set forth the terms and conditions for implementing the termination of the Corporation’s existence under this Article IX, including investment in securities which will provide liquidity upon termination, even if certain of such securities are corporate debt securities rated investment grade or below investment grade and may not be considered middle market securities. Stockholders of the Corporation shall not be entitled to vote on the adoption of any such plan or the termination of the Corporation’s existence under this Article IX.

(3)    Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may extend the termination date by up to one (1) year, without the approval of the Corporation’s stockholders.

ARTICLE X

AMENDMENTS

(1)    The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in this Charter, of any outstanding capital stock of the Corporation by classification, reclassification or otherwise. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(2)    In addition to the voting requirements imposed by law or by any other provision of this Charter, the provisions set forth in this Article XI, the provisions of Article III hereof, the provisions of Sections (1), (2) and (3) of Article VI hereof, the provisions of Articles VII, VIII, IX and X hereof, may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article XI, the provisions of Sections (1), (2) and (3) of Article VI hereof or the provisions of Article VIII hereof be adopted, unless such action is advised by seventy-five percent (75%) of the entire Board of Directors and approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders of the Corporation.

SECOND:    The foregoing amendment to the charter of the Corporation does not increase the authorized stock of the Corporation and does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

THIRD:    The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Western Asset Middle Market Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 24th day of June, 2014.

WITNESS:	WESTERN ASSET MIDDLE INCOME FUND INC.

/s/ Robert Frenkel	By:	/s/ Kenneth Fuller
Robert Frenkel,		Kenneth Fuller,
Secretary		President

THE UNDERSIGNED, President of Western Asset Middle Market Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Kenneth Fuller
Kenneth Fuller, President

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